                                                                    Exhibit 16.1


April 16, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read paragraphs one and two of Item 4 included in the Form 8-K dated April 16, 2002 of Southern Energy Homes, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP

cc: Mr. Keith W. Brown, CFO, Southern Energy Homes, Inc.


                                   Page 4 of 4